Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 95 to Registration Statement No. 002-77909 on Form N–1A, of our report dated September 17, 2019 relating to the financial statements and financial highlights of Fidelity SAI Inflation-Focused Fund, a fund of Fidelity Oxford Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Oxford Street Trust for the period from December 20, 2018 (commencement of operations) to July 31, 2019 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 19, 2019